Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 and Post-effective Amendment No. 3 to Registration Statement 333-119168 on Form S-1 of our report dated May 9, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in and incorporated by reference in the Annual Report on Form 10-K of Akorn, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Chicago, Illinois
August 19, 2005